Exhibit 3.2

ROSS MILLER Secretary of State 204 North Carson Street, Ste 1 Carson City, Nevada 89701-4069 (775) 684-5708 Website: secretaryofstate.biz

Certificate of Correction (PURSUANT TO NRS CHAPTERS 78, 78A, 80, 81, 82, 84, 86, 87, 87A, 88 88A, 89 AND 92A)

USE BLACK INK ONLY – DO NOT HIGHLIGHT	ABOVE SPACE FOR OFFICE USE ONLY

Certificate of Correction

(Pursuant to NRS Chapters 78, 78A, 80, 81, 82, 84, 86, 87, 87A, 88, 88A, 89 and 92A)

1. The name of the entity for which correction is being made:
CIGLARETTE, INC.

2. Description of the original document for which correction is being made:
ARTICLES OF INCORPORATION

3. Filing date of the original document for which corection is being made: 12/23/2009

4. Description of the inaccuracy or defect.
AUTHORIZED STOCK: 100,000,000 PREFERRED SHARES. $.0001 PAR VALUE 50,000,000 COMMON SHARES, $.0001 PAR VALUE

5. Correction of the inaccuracy or defect.
AUTHORIZED STOCK: 100,000,000 PREFERRED SHARES, $.0001 PAR VALUE 500,000,000 COMMON SHARES, $.0001 PAR VALUE

6. Signature:

X	President
Authorized Signature	Title*	Date

*if entity is a corporation, it must be signed by an officer if stock has been issued, OR an incorporator or director if stock has not been issued; a limited-liability company, by a manager or managing members: a limited partnership or limited-liability limited partnership, by a general partner: a limited-liability partnership, by a managing partner; a business trust, by a trustee.

IMPORTANT: Failure to include any of the above information and submit the proper fees ay cause this filing to be rejected.

This form must be accompanied by appropriate fees.